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                CONSOLIDATION AND RESTATEMENT OF LOAN AGREEMENTS

         AGREEMENT made this 12 day of May, 1997, by and between AUDIO BOOK CLUB, INC., having an office at 2295 Corporate Boulevard, N.W., Suite 222, Boca Raton, Florida 33432 (hereinafter "Borrower") and HOWARD HERRICK, residing at 26 Alder Lane, Basking Ridge, New Jersey 07920 (hereinafter "Howard").

                              W I T N E S S E T H :

         WHEREAS, Borrower is indebted to Howard in the amount of $50,000 pursuant to the terms of a Loan Agreement dated and entered into on the first day of June, 1994;

         WHEREAS, Borrower is indebted to Howard pursuant to the terms of a Loan Agreement in the amount of $350,000 dated and entered into on the 6th day of February, 1997, which amount of $350,000, and the amount of $50,000 due under the Loan Agreement dated June 1, 1994 are hereinafter collectively referred to as the "Indebtedness";

         WHEREAS, the parties wish to modify the terms of the Loan Agreements and consolidate the Indebtedness as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, it is agreed as follows:

         1. Acknowledgement of Indebtedness. Borrower acknowledges and agrees to pay the Indebtedness in accordance with the terms hereinafter set forth.


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         2. Terms of Payment. The Indebtedness shall be paid by Borrower to
Howard as follows:

                  (a) No interest shall be paid or accrued until August 1, 1997; and

                  (b) Interest shall be accrued on the principal balance from time to time outstanding calculated from August 1, 1997 at a rate which is equal to the greater of 10% per annum or the prime rate of interest charged by Citibank, N.A. of New York, adjusted monthly, which Indebtedness, together with accrued interest thereon, shall be due and payable on the earlier of:

                           (i) 15 months on the consummation of an initial
public offering of the stock of the Borrower; or

                           (ii) December 31, 1998

                  (c) Notwithstanding the provisions of subparagraph (b) above, in no event shall the rate (commencing August 1, 1997) ever be lower than the minimum interest rate (and compounding frequency) that would be required to bring the Indebtedness into compliance with the provisions of Internal Revenue Code Section 7872 or any successor provision.

         3. Prepayment. The Indebtedness may be prepaid by Borrower at any time, and from time to time, in whole or in part, without penalty.

         4. Events of Default. The following events shall be deemed defaults pursuant to the terms of this Loan Agreement:

                  (a) A binding decree or order of a court shall have been entered adjudging Borrower bankrupt or insolvent, or approving as

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properly filed a petition seeking reorganization, readjustment, arrangements, composition or similar relief for Borrower under the Bankruptcy Laws of any jurisdiction, or any other similar applicable law, and such decree or order shall have continued undischarged or unstayed for a period of thirty (30) days; and

                  (b) Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the Bankruptcy Laws, or any other similar applicable law, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally, as they become due; or.

         5. Remedies. In the event of a default hereunder as hereinabove defined, Howard shall have the right to declare the entire unpaid balance of the Indebtedness immediately due and payable; the right to seek all remedies available to him under law for the collection of the Indebtedness and shall be entitled to recover all of the reasonable costs of collection, including attorney's fees.

         6. Non-Waiver. No course of dealing on the part of Howard, his agents or employees, nor any failure or delay on the part of Howard with respect to the exercise of any right, power or

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privilege given or granted hereunder shall operate as a waiver thereof as to any future default, nor shall any single or partial exercise by Howard of any right, power or privilege granted or contained herein preclude Howard from later or future exercise of any right, power or privilege as to any future defaults. The rights and remedies of Howard are cumulative to and not exclusive of any remedies under the law.

         7. Binding Effect. In the event that any part or parts of this Agreement are found to be void, the remaining provisions shall nevertheless be binding with the same effect as though the void part or parts were deleted.

         8. Modifications. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; this Agreement contains the entire understanding of the parties hereto and all prior agreements or understandings, whether written or oral, are merged herein.

         9. Controlling Law. This Agreement has been executed by Borrower in the State of Florida and shall be construed and interpreted under the laws of that State.


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         IN WITNESS WHEREOF the parties hereto have signed this Agreement the day and year first above written.

                                          AUDIO BOOK CLUB, INC.


                                          by:  /s/ Norton Herrick
                                               -----------------------------
                                                   Norton Herrick - Chairman



                                          /s/ Howard Herrick
                                          ---------------------------
                                              HOWARD HERRICK








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